Exhibit (m)

REX ETF Trust

Distribution and Service (Rule 12b-1) Plan

The following Distribution and Service Plan (the “Plan”) has been adopted pursuant to Rule l2b-l under the Investment Company Act of 1940, as amended (the “1940 Act”), by REX ETF Trust (the “Trust”), separately for each series of the Trust identified on Schedule A as may be amended from time to time (each a “Fund”), which Trust and Fund may do business under these or such other names as the Board of Trustees of the Trust may designate from time to time. The Plan has been approved by a majority of the Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related thereto (“non-interested Trustees”), cast in person at a meeting called for the purpose of voting on such Plan. Such approval by the Trustees included a determination that in the exercise of reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit each such Fund and its respective shareholders.

The Trust is a statutory trust organized under the laws of the State of Delaware, is authorized to issue different series of securities and is an open-end management investment company registered under the 1940 Act. Foreside Fund Services, LLC (the “Distributor”) is the principal underwriter for a Fund’s shares pursuant to the Distribution Agreement between the Distributor and the Trust on behalf of each Fund (“Distribution Agreement”).

The Plan provides that:

1.	The Trust shall pay to the Distributor, out of the assets of a particular Fund, a monthly fee not to exceed the fee rate set forth on Schedule A for such Fund as may be determined by the Trust’s Board of Trustees from time to time.

2.	The Distributor shall use the monies paid to it pursuant to Paragraph l above to finance any activity primarily intended to result in the sale of Creation Units of each Fund or the provision of investor services, including but not limited to (i) delivering copies of the Trust’s then-current prospectus to prospective purchasers of such Creation Units; (ii) marketing and promotional services including advertising; (iii) facilitating communications with beneficial owners of shares of the Fund; and (iv) such other services and obligations as are set forth in the Distribution Agreement.

3.	The Distributor shall report to the Trust at least monthly on the amount and the use of the monies paid to it under the Plan and shall furnish the Board of Trustees of the Trust with such other information as the Board may reasonably request in connection with the payments made under the Plan and the use thereof by the Distributor in order to enable the Board of Trustees to make an informed determination of the amount of the Trust’s payments with respect to each Fund and whether the Plan should be continued with respect to each Fund.

4.	The officers of the Trust shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the amounts expended under the Plan with respect to each Fund and the purposes for which such expenditures were made.

5.	This Plan shall take effect with respect to the shares of a particular Fund as of the effective date set forth on Schedule A (the “Commencement Date”); thereafter, the Plan shall continue in effect with respect to the shares of a particular Fund for a period of more than one year from the Commencement Date only so long as such continuance is specifically approved at least annually by a vote of the Board of Trustees of the Trust, and of the non-interested Trustees, cast in person at a meeting called for the purpose of voting on such Plan.

6.	(a)	The Plan may be terminated as to the shares of any particular Fund at any time by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding voting securities of such Fund.

(b)	The Plan may not be amended as to the shares of any particular Fund to increase materially the amount to be spent for distribution pursuant to Paragraph l hereof without approval by the shareholders of such Fund.

7.	All material amendments to this Plan shall be approved by the non-interested Trustees in the manner described in Paragraph 5 above.

8.	So long as the Plan is in effect, the selection and nomination of the Trust’s non-interested Trustees shall be committed to the discretion of such non-interested Trustees.

9.	The definitions contained in Sections 2(a)(19) and 2(a)(42) of the 1940 Act shall govern the meaning of “interested person(s)” and “vote of a majority of the outstanding voting securities,” respectively, for the purposes of this Plan.

This Plan shall take effect on the Commencement Date, as previously defined.

Adopted: April 21, 2025

SCHEDULE A

Effective as of April 21, 2025

Fund Name	Fee Rate
REX COIN Growth & Income ETF	0.25%
REX MSTR Growth & Income ETF	0.25%
REX NVDA Growth & Income ETF	0.25%
REX TSLA Growth & Income ETF	0.25%